As Filed with the Securities and Exchange Commission on June 10, 2009

Registration No. 333-139112

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GASTAR EXPLORATION LTD.

(Exact Name of Registrant as Specified in Its Charter)

ALBERTA, CANADA	001-32714	98-0570897
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1331 LAMAR STREET, SUITE 1080

HOUSTON, TEXAS 77010

(Address of principal executive offices)

(713) 739-1800

(Registrant’s telephone number, including area code)

GASTAR EXPLORATION LTD.

2006 LONG-TERM STOCK INCENTIVE PLAN

J. Russell Porter, Chairman, Chief Executive Officer and President

Gastar Exploration Ltd.

1331 Lamar Street, Suite 1080, Houston, Texas 77010

(713) 739-1800

(Name, address and telephone number, including area code, of agent for service)

Copy to:

T. Mark Kelly

Vinson & Elkins L.L.P.

First City Tower

1001 Fannin Street, Suite 2500

Houston, Texas 77002-6760

713-758-2222

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☐		Accelerated filer ☒
Non-accelerated filer ☐	(Do not check if a smaller reporting company.)	Smaller reporting company ☐

EXPLANATORY NOTE – FIRST AMENDMENT TO GASTAR EXPLORATION LTD.

2006 LONG-TERM STOCK INCENTIVE PLAN

Gastar Exploration Ltd. (“Registrant”) is filing this Post-Effective Amendment No. 1 to Form S-8 Registration Statement (“Amendment No. 1”) bearing Registration No. 333-139112 (“2006 Plan Registration Statement”), in connection with the amendments to the Registrant’s 2006 Long-Term Stock Incentive Plan (the “2006 Incentive Plan”) approved by the Registrant’s shareholders on June 4, 2009. According to the terms of the First Amendment to Gastar Exploration Ltd. 2006 Long-Term Stock Incentive Plan (“First Amendment”), the 2006 Incentive Plan merged with the Registrant’s 2002 Stock Option Plan (“2002 Plan”) resulting in the cessation of the existence of the 2002 Plan and the transfer of all shares of the Registrant’s common stock (“Shares”) originally registered by the Registrant pursuant to its Form S-8 Registration Statement bearing Registration No. 333-130867 (“2002 Plan Registration Statement”) and reserved for issuance under the 2002 Plan, including any Shares subject to outstanding stock option awards previously granted under the 2002 Plan, to the Share reserve under the 2006 Incentive Plan. Effective as of April 1, 2009, all outstanding equity awards and all future equity awards under the 2002 Plan will be made under the 2006 Incentive Plan.

Upon the effective date of the merger of the 2002 Plan into the 2006 Incentive Plan, there are (i) stock options covering the issuance of 10,660,250 Shares and (ii) 3,102,148 unvested restricted Shares outstanding under the 2006 Incentive Plan. Accordingly, subject to adjustment pursuant to Section 11(a) of the 2006 Incentive Plan, a maximum of between (i) 6,251,229 Shares (this maximum number assumes that all outstanding stock options will be exercised prior to their expiration and all outstanding restricted Shares will vest) and (ii) 20,013,627 Shares (this maximum number assumes that none of the outstanding stock options will be exercised prior to their expiration and none of the outstanding restricted Shares will vest and, accordingly, that all Shares issuable pursuant to such unexercised or forfeited awards will be forfeited or surrendered back to the Share reserve under the Plan) will be available for issuance pursuant to future awards under the 2006 Incentive Plan, as amended by the First Amendment.

The First Amendment also (a) provides that the Registrant’s Remuneration Committee, in its discretion, may provide in an award agreement that an individual who is granted an award under the 2006 Incentive Plan (a “participant”) may elect to have Shares withheld from (or “netted against”) the total number of Shares otherwise issuable to such participant pursuant to his award in order to pay the exercise or purchase price of such award and/or to satisfy all employer tax withhold obligations with respect to the participant’s award under the Plan, (b) clarifies that Shares issuable under the 2006 Incentive Plan and forfeited back to the 2006 Incentive Plan will be deemed not to have been issued under the 2006 Incentive Plan and will again be available for the grant of an award under the 2006 Incentive Plan, (c) provides that Shares withheld from (or “netted against”) an award granted under the 2006 Incentive Plan for payment of (1) the exercise or purchase price of an award and (2) all applicable employer tax withholding obligations associated with an award will be deemed not to have been issued under the 2006 Incentive Plan and will again be available for the grant of an award under the 2006 Incentive Plan, (d) provides that the maximum number of Shares that may be subject to stock options, bonus stock awards, and stock appreciation rights granted to any one individual during any calendar year may not exceed 1,000,000 Shares (subject to adjustment pursuant to Section 11(a) of the Plan) and (e) provides that the definition of “performance criteria” in the 2006 Incentive Plan include a criteria relating to the growth of proved natural gas and oil reserves of the Registrant.

The above summary of the 2006 Incentive Plan, as amended, is qualified in its entirety by reference to the complete text of the 2006 Incentive Plan and the First Amendment thereto. Copies of the 2006 Incentive Plan and the First Amendment are filed as Exhibit 10.1 and 10.2 to this Amendment No. 1.

Contemporaneously with this Amendment No. 1, the Registrant is (1) filing a Post-Effective Amendment No. 1 to Form S-8 Registration Statement relating to the 2002 Plan Registration Statement to deregister the 16,553,050 Shares previously available for issuance pursuant to awards under the 2002 Plan and (2) filing a new Form S-8 Registration Statement to reallocate the Shares from the 2002 Plan to the 2006 Incentive Plan.

In accordance with the principles set forth in Interpretations 89 and 90 under Section G of the Manual of Publicly Available Telephone Interpretations of the SEC Division of Corporation Finance (July 1997) and Instruction E to the General Instructions to Form S-8, this Amendment No. 1 is hereby filed to disclose the amendments to the 2006 Incentive Plan and the reallocation of the Shares from the 2002 Plan to the 2006 Incentive Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents By Reference.

This Amendment No. 1, filed in accordance with the principles set forth in Interpretations 89 and 90 under Section G of the Manual of Publicly Available Telephone Interpretations of the SEC Division of Corporation Finance (July 1997) and Instruction E to the General Instructions to Form S-8, relates to the 2006 Plan Registration Statement. Except for such changes as are set forth herein, the contents of the 2006 Plan Registration Statement are incorporated by reference in this Amendment No. 1.

Item 8.	Exhibits.

10.1	Gastar Exploration Ltd. 2006 Long-Term Stock Incentive Plan (incorporated herein by reference to Exhibit 10.3 of the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006. File No. 001-32714).

10.2	First Amendment to Gastar Exploration Ltd. 2006 Long-Term Stock Incentive Plan, effective as of April 1, 2009, approved June 4, 2009 (incorporated herein by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed June 10, 2009).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, Gastar Exploration Ltd. certifies that it has duly caused this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on June 10, 2009.

GASTAR EXPLORATION LTD.
(Registrant)

By:	/s/ J. Russell Porter

J. Russell Porter Chief Executive Officer and President

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities indicated below on June 10, 2009.

Signature	Title	Date

/s/ J. Russell Porter	Chairman of the Board, Chief Executive Officer and President, (Principal Executive Officer)	June 10, 2009

/s/ Michael A. Gerlich	Vice President and Chief Financial Officer and Director (Principal Financial and Accounting Officer)	June 10, 2009

* John M. Selser Sr.	Director	June 10, 2009

* Robert D. Penner	Director	June 10, 2009

/s/ John R. Rooney	Director	June 10, 2009

* By:	/s/ Michael A. Gerlich

Michael A. Gerlich Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description of Document

10.1	Gastar Exploration Ltd. 2006 Long-Term Stock Incentive Plan (incorporated herein by reference to Exhibit 10.3 of the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006. File No. 001-32714).

10.2	First Amendment to Gastar Exploration Ltd. 2006 Long-Term Stock Incentive Plan, effective as of April 1, 2009, approved June 4, 2009 (incorporated herein by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed June 10, 2009).